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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report:  June 15, 1999
               (Date of earliest event reported: June 11, 1999)

                                XOOM.COM, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                      000-25139                88-0361536
(State or other jurisdiction of   (Commission File Number)     (I.R.S. Employer
Incorporation or organization)                               Identification No.)

                       300 Montgomery Street, Suite 300,
                        San Francisco, California 94104
                   (Address of Principal Executive Offices)

                                (415) 288-2500
             (Registrant's telephone number, including area code)

                                 Not applicable
         (Former name or former address, if changed since last report)
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Item 5.  Other Events.

          On June 11, 1999, the Company and National Broadcasting Company, Inc.
("NBC") entered into a Stock Purchase Agreement, pursuant to which, subject to regulatory and other conditions, NBC will acquire 960,028 shares of common stock, par value $0.0001 per share ("Common Stock") for $57.29 per share in cash. Pursuant to the Stock Purchase Agreement, NBC agreed to vote all of the shares it acquires pursuant to the Stock Purchase Agreement in favor of the adoption of the Agreement and Plan of Contribution and Merger, dated as of May
9, 1999, among the Company and certain of the Company's subsidiaries, CNET, Inc.
and Snap! LLC and in favor of the approval of the Company's adoption of the Amended Agreement (as defined below).

          On June 11, 1999, the Company and certain of its subsidiaries, National Broadcasting Company, Inc. and certain of its affiliates entered into an Amended and Restated Agreement and Plan of Contribution, Investment and
Merger (the "Amended Agreement") which amended and restated the Agreement and Plan of Contribution, Investment and Merger, dated as of May 9, 1999, among the same parties. Pursuant to the Amended Agreement, (A) each share of common stock of NBC's subsidiary Neon Media Corporation will be exchanged for one share of Class B common stock ("Class B Stock") of NBCi, which will result in the issuance of 12,173,111 shares of Class B Stock as compared to 13,764,726 under the original agreement; and (B) a subsidiary of NBC will receive 11,417,569 shares of Class B Stock in exchange for its ownership interests in SNAP! LLC
(including its options to purchase additional equity interests) which number is unchanged from the original agreement. Thereafter, an affiliate of NBC will purchase a $486,894,758 zero coupon convertible debenture due 2006 (the
"Convertible Note") of NBCi for certain assets and the assignment of an NBC promissory note in the amount of $340 million (the "NBC Note") to NBCi as compared to the assignment of the NBC Note and a cash payment of $30 million under the original agreement. The NBC Note has a term of four years and will bear interest at 5.4% per annum. The Convertible Note may be converted by the holder thereof into 5,809,388 shares of Class B Stock, as compared to 4,651,493 shares under the original agreement, only after one year after its Issuance.

          The Company and Xoom also entered into a registration rights agreement with respect to the common stock purchased pursuant to the Stock Purchase
Agreement, which rights terminate upon consummation of the Amended Agreement.

          The closing of the transactions contemplated by the Stock Purchase
Agreement is independent of the Amended Agreement and is subject to customary closing conditions for a cash purchase of stock, primarily the expiration or early termination of the 30-day waiting period imposed by the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended.

         The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the agreements which are filed as exhibits hereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (c) Exhibits.

Exhibit No.   Description
----------    -----------

   2.1        Stock Purchase Agreement, dated as of June 11, 1999, between
              XOOM.com, Inc. and National Broadcasting Company, Inc.

   2.2        Amended and Restated Agreement and Plan of Contribution,
              Investment and Merger, dated as of June 11, 1999, among National
              Broadcasting Company, Inc, GE Investments Subsidiary, Inc., Neon
              Media Corporation, Xenon 2, Inc., and XOOM.com, Inc.

   2.3 Registration Rights Agreement, dated as of June 11, 1999, between XOOM.com, Inc. and National Broadcasting Company.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       XOOM.COM. INC.


                                       By:  /s/ Rajesh A. Aji
                                          --------------------------------------
                                          Rajesh A. Aji
                                          Vice President, Corporate and Legal
                                          Affairs, General Counsel and Assistant
                                          Secretary

Dated: June 15, 1999
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                                 EXHIBIT INDEX
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

Exhibit No.   Description                                               Page No.
----------    -----------                                               --------
   2.1        Stock Purchase Agreement, dated as of June 11, 1999,
              between XOOM.com, Inc. and National Broadcasting
              Company, Inc.

   2.2        Amended and Restated Agreement and Plan of Contribution,
              Investment and Merger, dated as of June 11, 1999, among National Broadcasting Company, Inc., GE Investments
              Subsidiary, Inc., Neon Media Corporation, Xenon 2, Inc., and XOOM.com, Inc.

   2.3 Registration Rights Agreement, dated as of June 11, 1999, between XOOM.com, Inc. and National Broadcasting Company.